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                                                                     EXHIBIT 4.1


                              INTERIM SERVICES INC.
                 AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN


1. PURPOSES.

         The purposes of this Interim Services Inc. Amended and Restated 1998 Stock Incentive Plan are to provide incentives and rewards to those employees largely responsible for the success and growth of Interim Services Inc. and its Subsidiary corporations, and to assist all such entities in attracting and retaining executives and other key employees with experience and ability; to attract and retain experienced and qualified directors who are not employees of the Company or any Subsidiary; and to secure for the Company and its stockholders the benefit of stock ownership in the Company by those employees and directors.

2. DEFINITIONS.

                  (a) "Award" means one or more of the following: shares of Common Stock, Restricted Shares, Stock Options (including Reload Stock Options), Stock Appreciation Rights, Performance Shares, Performance Units or Target Awards (but shall not mean a Director Stock Option).

                  (b) "Board of Directors" means the Board of Directors of the Company.

                  (c) "Common Stock" means the Common Stock, $0.01 par value, of the Company.

                  (d) "Company" means Interim Services Inc., a Delaware corporation.

                  (e) "Director" means a member of the Board of Directors of the Company or a member of the Board of Directors of any Subsidiary.

                  (f) "Director Stock Option" means a Stock Option granted pursuant to Section 11.

                  (g) "Incentive Stock Option" means a Stock Option which meets all of the requirements of an "incentive stock option" as defined in
         Section 422(b) of the Internal Revenue Code.

                  (h) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

                  (i) "Outside Director" means a Director who is not an employee of the Company or a Subsidiary.

                  (j) "Outside Director Recipient" means an Outside Director who has been granted a Director Stock Option.

                  (k) "Performance Period" means that period of time specified by the Committee during which a Recipient must satisfy any designated performance goals in order to receive an Award.

                  (l) "Performance Share" means the right to receive, upon satisfying designated performance goals for a Performance Period, shares of Common Stock.

                  (m) "Performance Unit" means the right to receive, upon satisfying designated performance goals within a Performance Period, Performance Shares, cash, or a combination of cash and Performance Shares, based upon the market value of shares of Common Stock covered by such Performance Shares at the close of the Performance Period.

                  (n) "Plan" means this Interim Services Inc. Amended and Restated 1998 Stock Incentive Plan, as the same may be amended from time to time.



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                  (o) "Recipient" means someone who has been granted an Award under the Plan and is either (i) an employee of the Company or a Subsidiary, (ii) a Director, (iii) a person who has agreed in writing to become an employee of the Company or a Subsidiary within thirty (30) days, or (iv) a consultant or advisor who has rendered bona fide services to the Company or a Subsidiary not in connection with the offer or sale of securities in a capital-raising transaction.

                  (p) "Reload Stock Option" means an additional Stock Option (other than a Director Stock Option) granted either in connection with, or (except in the case of Incentive Stock Options) after, the grant of a prior Stock Option, entitling the Recipient to such additional Stock Option in the event the Recipient exercises such prior Stock Option by surrendering other shares of Common Stock in accordance with Section
         12. Any such Reload Stock Option shall be for the number of shares of Common Stock surrendered but may also include the number of shares tendered or withheld for taxes in accordance with Section 18, shall become exercisable upon such terms and conditions as the Committee shall determine, but (i) the purchase price shall not be less than the market value of the shares of Common Stock on the date of exercise of such prior Stock Option, and (ii) the term shall not extend beyond the expiration of the prior Stock Option.

                  (q) "Restricted Share" means a share of Common Stock issued to a Recipient hereunder subject to such terms and conditions, including, without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.

                  (r) "Stock Appreciation Right" means the right to receive, upon exercise of a Stock Appreciation Right granted under the Plan, shares of Common Stock, cash, or a combination of cash and shares of Common Stock, based on the market value of the shares of Common Stock covered by such Stock Appreciation Right on the date of exercise over the base line exercise value established on the initial day of a Performance Period for such Stock Appreciation Right.

                  (s) "Stock Option" means the right to purchase shares of the Company's Common Stock upon exercise of an option granted under the Plan, including a Director Stock Option.

                  (t) "Subsidiary" means a subsidiary of the Company controlled directly or indirectly by the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended, and such subsidiaries divisions, departments, and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

                  (u) "Target Award" means an Award, other than a Stock Option or Stock Appreciation Right, the payment under which is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code and the regulations thereunder.

                  (v) "Target Award Performance Period" means the performance period over which a Target Award is earned.

3. ADMINISTRATION OF THE PLAN.

                  (a) The Plan shall be administered by a Compensation Committee (the "Committee") consisting of not less than two (2) Outside Directors of the Company each of whom qualifies as an "Outside Director" under Treasury Regulation Section 1.162-27(e)(3) and as a "Non-Employee Director" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. A majority of the Committee members shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee, shall be valid acts of the Committee. All references herein to the Committee shall be deemed to mean any successor to the Committee, however designated, or the Board of Directors, if the Board of Directors has not appointed a Committee.

                  (b) Subject to the powers herein specifically reserved to the Board of Directors, the Committee shall have full power and authority to determine which Recipients shall receive Awards, to construe, interpret and administer the Plan and, subject to the other provisions of the Plan, to make determinations which shall be final, conclusive and binding upon all persons including, without





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         limitation, the Company, the stockholders of the Company, the Board of
         Directors, the Recipients and any persons having any interest in any Awards which may be granted under the Plan. The Committee shall impose such additional conditions upon the grant and exercise of Awards under the Plan as may from time to time be deemed necessary or advisable, in the opinion of counsel to the Company, to comply with applicable laws and regulations. The Committee from time to time may adopt such rules and regulations for the carrying out the Plan and written policies for implementation of the Plan. Such policies may include, but need not be limited to, the type, size and terms of Awards to be made to Recipients and the conditions for payment of such Awards. Notwithstanding the foregoing, the Board of Directors shall have authority to determine which Directors shall receive Awards and the terms and conditions of such Awards. In addition, the Committee may delegate to the Chief Executive Officer of the Company the authority to grant Awards to Recipients who are not subject to Section 16(a) of the Securities Act of 1933, as amended.

                  (c) The payment under any Target Award shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing within ninety (90) days of the commencement of the Target Award Performance Period (or in the case of a newly hired Recipient, before 25% of such Recipient's service for such Target Award Performance Period has elapsed). Such performance goals will be based upon one or more of the following performance-based criteria: earnings per share of the Common Stock, the Company's return on net assets, equity, or revenues, or the Company's cash flow, book value, Common Stock performance or price-earnings ratio. The Committee, in its discretion, may cancel or decrease an earned Target Award, but, except as otherwise permitted by Treasury Regulation Section 1.162-27(e)(2)(iii)(C), may not, under any circumstances, increase such award. The maximum amount which any Recipient may be paid under a Target Award is $2,000,000 per calendar year. The Committee may, in its discretion, decrease this maximum, but, except as otherwise permitted under Treasury Regulation Section 1.162-27(e)(2)(iii)(C), may not, under any circumstances, increase this maximum. Before payments are made under a Target Award, the Committee shall certify in writing that the performance goals justifying the payment under Target Award have been met.

4. ELIGIBILITY.

         Awards may be granted to any Recipient. Provided, that Incentive Stock Options may only be granted to employees of the Company or a Subsidiary in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of such Subsidiary (or such other level of stock ownership as may from time to time be set forth in
         Section 424(c) of the Internal Revenue Code). No member of the Committee (other than an ex officio member) shall be eligible for grants of Awards under the Plan by the Committee, although such member may be eligible for grants of Director Stock Options or for Awards granted by the Board of Directors.

5. STOCK SUBJECT TO THE PLAN.

                  (a) The total number of shares of Common Stock issuable under this Plan may not exceed an aggregate of 3,700,000 shares plus the number of unused shares under the Interim Services Inc. 1997 Long Term Executive Compensation Plan and Outside Directors' Stock Option Plan (the "1997 Plan"), (which equals 4,203,108 in the aggregate, comprised of the 3,700,000 referred to previously and 503,108 unused shares from the 1997 Plan), subject to adjustment pursuant to Section 16 pertaining to a change in capital structure, and subject to increase as provided in Sections 5(d) and 5(e). Shares of Common Stock to be delivered or purchased under the Plan may be either authorized but unissued Common Stock or treasury shares. All of such shares may be issued or issuable under this Plan in connection with the exercise of Incentive Stock Options, provided that not more than 4,203,108 may used to grant Incentive Stock Options subject to adjustment pursuant to Section 16 pertaining to a change in capital structure, and subject to increase as provided in Section 5(e).

                  (b) Not more than 10% of the 4,203,108 shares reserved for issuance under the Plan (subject to adjustment pursuant to Section 16 pertaining to a change in capital structure) may be issued in Awards other than Stock Options.





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                  (c) Shares of Common Stock reserved for issuance pursuant to previously granted Awards or Director Stock Options which are not actually issued pursuant to such Award or Director Stock Option pursuant to this Plan (due to forfeiture, cancellation, lapse, surrender, payment of withholding taxes or otherwise) shall be available for future Awards or Director Stock Options.

                  (d) Shares of Common Stock reserved for issuance pursuant to previously granted stock options under any other plan of the Company for the benefit of employees or Directors which has been approved by the stockholders of the Company, and which are not actually issued pursuant to such stock option (due to forfeiture, cancellation, lapse, surrender, payment of withholding taxes or otherwise) shall be available for future Awards or Director Stock Options.

                  (e) In the event that (i) a Stock Option (or a stock option granted under any other stock option plan of the Company for the benefit of employees or Directors which has been approved by the stockholders of the Company) is exercised by tendering shares of Common Stock already owned, or (ii) shares of Common Stock already owned are tendered to satisfy tax withholding requirements, the shares of Common Stock so tendered shall be added to the total number of authorized shares hereunder, but such shares so added in respect of a stock option granted under another plan of the Company shall not be available for grants of Incentive Stock Options.

                  (f) The maximum number of shares of Common Stock with respect to which Stock Options and Stock Appreciation Rights may be granted to any Recipient during any three (3) calendar years is 1,000,000 shares.

6. AWARDS.

                  (a) Awards under the Plan may include shares of Common Stock, Restricted Shares, Stock Options, Stock Appreciation Rights, Performance Shares, Performance Units and Target Awards.

                      The Committee may establish performance goals to be achieved within such Performance Periods as may be selected by it using such measures of the performance of the Company it may select as a condition to the receipt of the Award

7. VESTING REQUIREMENTS AND OTHER CONTINGENCIES.

         The Committee may determine that all or a portion of an Award or a payment to a Recipient pursuant to an Award, in any form whatsoever, shall be vested at such times and upon such terms as may be selected by it, except that an award of Restricted Shares shall not vest prior to the expiration of three (3) years from the date of grant. However, the Committee may accelerate the vesting of any Award upon a "Change of Control of the Company" as such term may be defined in the Award agreement. In addition, the Committee may require a Recipient to refund to the Company the value of an Award realized by a Recipient, if the Recipient accepts employment with a competitor of the Company or a subsidiary of the Company within six (6) months of such realization. In the case of a Stock Option, a Recipient shall be deemed to realize its value upon the exercise of the Stock Option and its value shall be an amount equal to the excess of the market value of the shares of Common Stock received as of the date of the exercise over the exercise price paid for such shares. In the case of all other Awards, a Recipient shall be deemed to realize their value upon the payment (in cash or stock) of the Award and its value shall be the amount of any cash received plus an amount equal to the market value of the shares of Common Stock received in connection with the Award. The market value of shares shall be the closing price for the Common Stock on the New York Stock Exchange (or on the principal securities exchange or other market on which the Common Stock is then being traded) on the date of realization, or if such closing price is not reported on such date, the last reported closing price.


8. DEFERRED PAYMENT.

         The Committee, or in the case of Awards to Outside Directors, the Board of Directors, may determine that the receipt of all or a portion of an Award or a payment to a Recipient pursuant to an Award, in any form whatsoever, (i) shall be deferred, or (ii) at the election of such Recipient, may be





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         deferred. Deferrals shall be for such periods and upon such terms as the Committee, or in the case of Awards to Outside Directors, the Board of Directors, may determine.

9. CONTINUATION OF EMPLOYMENT.

         With respect to Awards granted to employees, the Committee shall require that (a) Awards may only be granted to Recipients, and (b) a Recipient must be an employee of the Company or a Subsidiary (or must have retired with the approval of the Company or a Subsidiary) at the time an Award becomes vested. Notwithstanding the foregoing, the Committee shall have the sole power to determine the date of and the circumstances which shall constitute a cessation of employment (including whether the spin-off of a Subsidiary constitutes a cessation of employment of employees who continue in the employ of Subsidiary subject to such spin-off) and to determine whether such cessation is the result of retirement, death or any other reason. The Committee may provide for the termination of any such outstanding Award if a Recipient ceases to be an employee of the Company or a Subsidiary or a Director and may establish such other provisions with respect to the termination or disposition of an Award on the death or retirement of a Recipient as it, in its sole and absolute discretion, deems advisable.

10. EMPLOYMENT STATUS.

        No Award shall be construed as imposing upon the Company or a Subsidiary the obligation to continue the employment of a Recipient. No employee or other person shall have any claim or right to be granted an Award under the Plan.

11. DIRECTOR STOCK OPTIONS.

         As of each annual meeting of the stockholders of the Company, each continuing Outside Director serving on the Company's Board of Directors (including newly elected Outside Directors) shall be granted a stock option to purchase 4,000 shares of Common Stock ( a Director Stock Option). Director Stock Options shall vest on the first anniversary of the date of grant, shall have a term of ten (10) years, and must be exercised prior to the first anniversary of the Outside Director's termination of service as a Director.

12. STOCK OPTION PRICE.

         The purchase price per share of Common Stock under each Stock Option shall not be less than the closing price for the Common Stock on the New York Stock Exchange (or on the principal securities exchange or other market on which the Common Stock is then being traded) on the date the Stock Option or Incentive Stock Option is granted or if such closing price is not reported on the date of grant, the last reported closing price. Payment for exercise of any Stock Option granted hereunder shall be made (a) in cash, or (b) by delivery of Common Stock having a market value equal to the aggregate option price, (c) by a combination of payment of cash and delivery of Common Stock in amounts such that the amount of cash plus the market value of the Common Stock equals the aggregate option price, or (d) by a cashless exercise upon such terms and conditions as the Committee, in its sole and absolute discretion, shall determine. The Committee may, in its discretion, include within any Stock Option agreement (other than an agreement covering a Director Stock Option), a Reload Stock Option provision.

13. STOCK APPRECIATION RIGHT VALUE.

         The base line exercise value per share of Common Stock covered by an Award in the form of a Stock Appreciation Right shall be not less than the market value of one share of Common Stock on the initial day of a Performance Period for such Stock Appreciation Right.

14. REGISTRATION OF STOCK.

         Each Award and each Director Stock Option shall be subject to the requirement that if at any time the Committee (or, in the case of a Director Stock Option, counsel for the Company) shall determine that qualification or registration under any state or federal law of the shares of Common Stock, Restricted Shares, Stock Options, Incentive Stock Options, or other securities thereby covered or






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         the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the granting of such Award or Stock Option or the purchase of shares thereunder, the Award or Stock Option may not be paid or exercised in whole or in part unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions the Committee, in its sole discretion, deems unacceptable.

15. ASSIGNABILITY.

        No Award or Director Stock Option shall be transferable or assignable by the Recipient other than by will or the laws of descent and distribution (subject, in the case of Director Stock Options, to such restrictions as may be imposed pursuant to Section 11) and during the lifetime of the Recipient shall be exercisable or payable only by him or her. Notwithstanding the forgoing, the Committee may permit a Recipient of a Stock Option (other than an Incentive Stock Option) or an Outside Director Recipient, to transfer such Stock Option to any one or more of the following: such Recipient's or Outside Director Recipient's family member, a trust established primarily for the benefit of a family member, or to an entity which is a corporation, partnership, or limited liability company (or any other similar entity) the owners of which are primarily the aforementioned persons or trusts. Any such Stock Option so transferred shall be subject to the provisions of Section 9 or 11 as the case may be, concerning the exercisability during such transferor's employment or service as a Director.

16. DILUTION OR OTHER ADJUSTMENTS.

         In the event of any changes in the capital structure of the Company, including, but not limited to a change resulting from a stock dividend or split-up, or combination or reclassification of shares, the Board of Directors shall make such equitable adjustments with respect to Awards and Director Stock Options or any other provisions of this Plan as it deems necessary and appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock subject to the Plan or the number of shares of Common Stock subject to an outstanding Award or Director Stock Option. In the absence of any of the foregoing transactions, in no event will Stock Options be re-priced to a lower price without approval of the stockholders of the Company.

17. MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC.

         The Board of Directors may make such arrangements it deems advisable with respect to outstanding Awards or Director Stock Options in connection with any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, which arrangements shall be binding upon Recipients of outstanding Awards and all Outside Director Recipients, including, but not limited to, the substitution of any new Awards or Director Stock Options then outstanding, the assumption of any such Awards or Director Stock Options and the termination of or payment for such Awards or Director Stock Options.

18. WITHHOLDING TAXES.

         The Company shall have the right to deduct from all Awards paid hereunder in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such Awards and, with respect to Awards paid in other than cash, to require the payment (through withholding from the Recipient's salary or otherwise) of any such taxes. Subject to such conditions as the Committee may establish, Awards payable in shares of Common Stock may provide that the Recipients thereof may elect, in accordance with any applicable regulations, to tender shares of Common Stock to the Company, or have the Company withhold shares of Common Stock, to satisfy all or part of any such withholding obligations, with the value of such tendered or withheld shares of Common Stock based upon their fair market value on the date the tax withholding is required to be made.

19. COSTS AND EXPENSES.

         The costs and expenses of administering the Plan shall be borne by the Company and not charged to any Award nor to any Recipient or Outside Director Recipient.







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20. FUNDING THE PLAN.

         The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

21. AWARD CONTRACTS AND STOCK OPTION AGREEMENTS.

         The Committee shall have the power to specify the form of Award contracts to be granted from time to time pursuant to and in accordance with the provisions of the Plan and such contracts shall be final, conclusive and binding upon the Company, the stockholders of the Company and the Recipients. The Board of Directors shall have the power to specify the form of Director Stock Option agreements to be granted from time to time pursuant to and in accordance with the provisions of the Plan and such agreements shall be final, conclusive and binding upon the Company, the stockholders of the Company and the Outside Director Recipients. No Recipient or Outside Director Recipient shall have any rights as a holder of Common Stock with respect to Awards or Director Stock Options hereunder unless and until certificates for shares of Common Stock or Restricted Shares are issued to the Recipient or to the Outside Director Recipient.

22. GUIDELINES.

         The Board of Directors of the Company shall have the power to provide guidelines for administration of the Plan by the Committee and to make any changes in such guidelines from time to time as the Board deems necessary.

23. AMENDMENT AND DISCONTINUANCE.

         The Board of Directors of the Company shall have the right at any time during the continuance of the Plan to amend, modify, supplement, suspend or terminate the Plan, provided that in the absence of the approval of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at a duly constituted meeting of the stockholders of the Company, no such amendment, modification or supplement shall (i) increase the aggregate number of shares which may be issued under the Plan, unless such increase is by reason of any change in capital structure referred to in Section 16 hereof, (ii) change the termination date of the Plan provided in Section 24, or
         (iii) delete or amend the market value restrictions contained in Sections 12 and 13 hereof, and provided further, that no amendment, modification or termination of the Plan shall in any manner affect any Award or Director Stock Option of any kind theretofore granted under the Plan without the consent of the Recipient of the Award or the Outside Director Recipient, as the case may be, unless such amendment, modification or termination is by reason of any change in capital structure referred to in Section 16 hereof or unless the same is by reason of the matters referred to in Section 17 hereof.

24. TERMINATION.

         The Committee may grant Awards and Director Stock Options at any time prior to March 5, 2008, on which date this Plan will terminate except as to Awards and Stock Options then outstanding hereunder, which Awards and Director Stock Options shall remain in effect until they have expired according to their terms or until March 5, 2018, whichever first occurs. No Stock Option shall be exercisable later than ten (10) years following the date it is granted and no other Award shall have a term of more than ten (10) years.

25. APPROVAL.

         The original version of the 1998 Stock Incentive Plan was adopted by the Board of Directors on March 5, 1998 and approved by the stockholders of the Company on May 7, 1998. The Plan was adopted by the Board of Directors on February 18, 1999, subject to the approval of the stockholders of the Company. The Plan shall take effect upon due approval of the stockholders of the Company.